Proficient Alpha Acquisition Corp. Announces Stockholder Approval of Business Combination with Lion Financial Group Limited and Extension of Deadline to Complete the Business Combination

NEW YORK, June 4, 2020 (GLOBE NEWSWIRE) -- Proficient Alpha Acquisition Corp. (“Proficient” or the “Company”) (Nasdaq: PAAC) announced today that it held a special meeting of stockholders (the “Merger Meeting”) and the stockholders approved a business combination agreement, dated as of March 10, 2020 (as amended and restated on May 12, 2020, the “Business Combination Agreement”) with Lion Financial Group Limited, a Chinese investor-focused trading platform that offers a wide spectrum of products and services (“Lion”), Lion Group Holding Ltd. (“Pubco”) and the other parties thereto, and the transactions contemplated thereby (the “Business Combination”) (the “Business Combination Proposal”). The Business Combination Proposal and each of the other proposals voted on at the Merger Meeting were approved. The parties expect the closing of the Business Combination to take place when all closing conditions as contemplated by the Business Combination Agreement have been satisfied or waived, as applicable. Following the Business Combination, each of Proficient and Lion will become a wholly-owned subsidiary of Pubco and the American Depositary Shares and warrants of Pubco are expected to trade on the Nasdaq Capital Market under the symbols “LGHL” and “LGHLW,” respectively.

Proficient also announced today that it held a second special meeting of stockholders at which the stockholders approved an amendment to Proficient’s amended and restated articles of incorporation, as amended, thereby extending the date by which Proficient has to consummate a Business Combination from June 3, 2020 to September 3, 2020.

In connection with the above amendment, Lion exercised its right under the Business Combination Agreement to extend the outside date of such agreement to July 3, 2020.

Stockholders holding an aggregate of 11,049,426 public shares exercised their right to redeem such public shares for a pro rata portion of Proficient’s trust account in connection with the special meetings. As a result, approximately $112.54 million (or $10.185 per share) was removed from Proficient’s trust account to pay such stockholders.

About Lion

Lion is one of the few Chinese investor-focused trading platforms that offers a wide spectrum of products and services. Lion’s business lines include (i) CFD (which is a contract for differences, an agreement between an investor and a CFD broker to exchange the difference in the value of a financial product between the time the contract opens and closes) trading service, (ii) insurance brokerage service, (iii) futures brokerage service, (iv) securities brokerage service and (v) asset management service. Lion provides these services mainly through its all-in-one Lion Brokers Pro app, as well as through other apps, which are available on iOS, Android and PC Mac platforms. Lion’s clients are mostly well-educated and affluent Chinese investors residing both inside and outside the PRC, as well as institutional clients in Hong Kong that use Lion’s futures brokerage service. Lion’s trading platform allows users to trade more than 100 futures products on major futures exchanges worldwide. In addition, Lion’s clients may also use its platform to trade various financial products, such as stock indices, commodities, futures, forex, exchange traded funds (ETFs), warrants and callable bull/bear contracts, on global exchanges or over-the-counter (OTC) markets.

About Proficient

Proficient is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Proficient’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although Proficient intends to focus its search on companies which provide financial services in Asia, primarily China.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties concerning the consummation of the Business Combination. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These risks and uncertainties could cause actual results or outcomes to differ materially from those indicated by such forward looking-statements. Most of these factors are outside the control of Proficient, Lion or Pubco and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the outcome of any legal proceedings that may be instituted against Proficient, Lion or others following announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to satisfy conditions to closing in the Business Combination Agreement; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement; (5) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) the inability to obtain or maintain the listing of Pubco’s securities on The Nasdaq Stock Market following the Business Combination, including having the requisite number of stockholders; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Lion, Pubco or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated from time to time in filings with the Securities and Exchange Commission (the “SEC”) by Proficient or Pubco. Readers are referred to the most recent reports filed with the SEC by Proficient and Pubco. Readers are cautioned that the foregoing list of factors is not exclusive, and not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law, whether as a result of new information, future events or otherwise.

The foregoing listing of risks is not exhaustive. These risks, as well as other risks associated with the transaction, are further discussed in Proficient’s proxy statement/prospectus filed with the SEC in connection with the transaction. Additional risks and uncertainties are identified and discussed in Proficient’s reports and Pubco’s registration statement on Form F-4, which was declared effective by the SEC on May 20, 2020, and available at the SEC’s website at http://www.sec.gov. Forward-looking statements included in this press release speak only as of the date of this press release. Proficient undertakes and assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the potential benefits of combining the companies will be realized. The description of the Business Combination and the transactions contemplated thereby contained herein is only a summary and is qualified in its entirety by the disclosures in Pubco’s registration statement on Form F-4, and by the definitive agreements relating to the Business Combination, copies of which have been filed by Proficient and Pubco with the SEC.

Company Contact: Mr. Kin Sze Proficient Alpha Acquisition Corp. 40 Wall St., 29th Floor New York, New York 10005 Tel. (917) 289-0932